<EXHIBIT 2>

NEWS RELEASE

WARNER CHILCOTT PLC

Change of Accounting Reference Date

Craigavon, Northern Ireland/Rockaway, NJ 12 August 2004

Craigavon, Northern Ireland/Rockaway, New Jersey, USA - 12 August 2004: Warner Chilcott PLC (the "Company") (LSE: WCRX, Nasdaq: WCRX), formerly known as Galen Holdings PLC, announced today that the Company has changed its accounting reference date to 31 December from 30 September.

The Company has announced its interim results for the nine months to 30 June 2004 and will then prepare and issue audited report and accounts for the fifteen months to 31 December 2004.

For further information, please contact:

Warner Chilcott PLC

David G. Kelly Tel: + 44 (0) 28 3836 3634

Sr. Vice President, Finance and Planning

Note:

Forward looking statements in this report, including, without limitation, statements relating to Warner Chilcott's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbour provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Warner Chilcott to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: Warner Chilcott's ability to manage its growth, government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, customer acceptance of new products, competitive factors in the industries in which Warner Chilcott operates, the loss of key senior management or scientific staff, exchange rate fluctuations, general economic and business conditions, and other factors described in filings of Warner Chilcott with the SEC. Warner Chilcott undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.